Exhibit 99.1

One Franklin Plaza

Burlington, NJ 08016-4907

(609) 386-2500

CONTACT:	ARNOLD D. LEVITT Senior Vice President Chief Financial Officer 609-386-2500

FOR IMMEDIATE RELEASE

FRANKLIN ELECTRONIC PUBLISHERS REPORTS 16% INCREASE IN FIRST QUARTER

SALES AND A RETURN TO PROFITABILITY

Burlington, New Jersey – August 13, 2007 Franklin Electronic Publishers, Incorporated (AMEX:FEP) reported a sales increase of 16% to $13,675,000 for the quarter ended June 30, 2007 from $11,785,000 in the prior year period. Net income for the current quarter was $68,000 or $.01 per share compared with a loss of $1,039,000 or $.13 per share for the three months ended June 30, 2006. The increase in sales is primarily attributable to European operations. The increased profitability results from increased gross margin dollars due to higher sales in Europe and an increased gross margin percentage in our North American division, primarily from three new products.

Barry Lipsky, Franklin’s President and Chief Executive Officer, said, “I am pleased with our strong sales growth and return to profitability in this seasonally weak quarter and I expect continued sales and earnings growth in our core business in both the North American and European sectors for the remainder of the fiscal year as we realize the benefit of new products introduced during the last quarter of fiscal 2007 and the first quarter of fiscal 2008.” Mr. Lipsky added, “We remain in an excellent cash position and continue to explore opportunities for acquisitions that would leverage our mainstream distribution channels and/or enhance the Company’s technology and product development process.”

In July 2007, the Company executed a definitive agreement with Seiko Instruments, Inc. (SII) under which it received $3,000,000 in consideration for the elimination of minimum purchase commitments of both parties in the agreements under which SII distributes the Company’s products in Japan and Franklin distributes SII products in the United States and Germany.

About Franklin

Franklin Electronic Publishers, Incorporated (AMEX:FEP) is a world leader in electronic handheld information, having sold more than 39,000,000 electronic books since 1986. Current titles available directly or through partners number more than 40,000 in sixteen languages under license from world class publishers, such as Merriam-Webster and HarperCollins, focused in five genres: Learning, Language Learning, Travel, Spiritual, and Leisure. The Company also licenses its underlying technology to an array of partners including Adobe, Sun Microsystems and Ademco

(a division of Honeywell). Franklin distributes ROLODEX® Electronics branded organizers worldwide and SEIKO branded reference products in North and South America, Australia and the European Community. Franklin’s products are available at 45,000 retail outlets worldwide, through catalogs, and online at http://www.franklin.com.

ROLODEX® is a registered trademark of Berol Corporation, a subsidiary of Newell Rubbermaid Inc. SEIKO is a registered trademark of SEIKO Corporation.

Except for the historical information contained herein, the matters discussed throughout this release, including, but not limited to, those that are stated as Franklin’s belief or expectation or preceded by the words “should” or “would” are forward looking statements that involve risks to and uncertainties in Franklin’s business, including, among other things, the timely availability and acceptance of new electronic books and other electronic products, changes in technology, the successful integration of any acquisitions, the impact of competitive electronic products, the management of inventories dependence on key licenses, titles and products, dependence on third party component suppliers and manufacturers, including those that provide Franklin-specific parts and other risks and uncertainties that may be detailed from time to time in Franklin’s reports filed with the Securities and Exchange Commission.

FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED

(in thousands, except per share data)

	Three Months Ended June 30,
	2007	2006
Sales	$13,675	$11,785
Gross Margin	6,797	5,322
Pre Tax Income (Loss)	76	(987)
Net Income (Loss)	68	(1,039)
Income (Loss) Per Common Share
Basic	$0.01	$(0.13)
Diluted	$0.01	$(0.13)
Weighted Average Common Shares
Basic	8,218	8,217
Diluted	8,391	8,217